EXHIBIT 10.3



                         TERMINATION AGREEMENT


        This Termination Agreement (this "Agreement") is made effective the 2nd day of March, 1995, by and between Lomas
   Financial Corporation ("Lomas") and Jess Hay ("Consultant").

                          W I T N E S S E T H

        WHEREAS, Lomas  and Consultant entered into an Employment
   Agreement (the "Employment Agreement") dated as of October 7, 1983;

        WHEREAS, pursuant to the Employment Agreement, Consultant served as an executive officer or director of Lomas and various other direct and indirect subsidiaries of Lomas;

        WHEREAS, Lomas and Consultant terminated the employer-employee relationship between Lomas and Consultant as evidenced by a Consulting Agreement (the "Consulting Agreement") dated as of
   August 2, 1994;

        WHEREAS, Consultant wishes to resign from his positions as Chairman Emeritus and director of Lomas and the parties wish to terminate the Consulting Agreement; and

        WHEREAS, Lomas and Consultant desire to enter into this Agreement to provide, among other things, for the payment to Consultant of certain termination benefits upon termination of the consulting relationship between Lomas and Consultant.

        NOW, THEREFORE, Lomas and Consultant in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, agree as follows:

        1. Termination of Engagement. Consultant's engagement by Lomas will be terminated effective as of March 2, 1995 (the "Termination Date"). Effective the Termination Date, Consultant will resign as Chairman Emeritus and director of Lomas. Consultant's secretary will be terminated on the Termination Date
   (i) but will receive as severance pay the amount of her salary which would have accrued through December 31, 1995 and in addition
   (ii) will participate in the Lomas voluntary early retirement program pursuant to which she will be credited with five (5) additional years of age and service under the Lomas pension plan.

        2.   Termination Benefits.

             (a) Contemporaneous with the execution of this Agreement Lomas has paid Consultant $500,000 in lieu of his termination benefits provided for in the Consulting Agreement.

             (b) Lomas shall continue until December 31, 2004 the participation of Consultant and severally of his spouse in all employee benefit arrangements of Lomas that provide life insurance and health, medical, hospitalization and similar benefits at the employee premium rate, to the extent that Consultant and his spouse are covered under existing policies, on a basis no less favorable than that on which they were covered on August 2, 1994 under any such plan or policy; provided, however, that Consultant's right to such participation shall cease if Consultant receives comparable coverage as a result of future employment.

             (c) All 150,000 outstanding stock options with an exercise price of $8.25 granted to Consultant prior to the date of his retirement are fully vested and shall expire on the dates set forth below:

                  Number of Options        Expiration Date
                  -----------------        ---------------

                       40,000              February 13, 2002
                       35,000              January 25, 2003
                       75,000              January 25, 2004

        and the Company shall make such amendments to the plans and the outstanding awards as may be necessary to effectuate the provisions of this Paragraph 2(c).

             (d) If, on or before December 31, 1995, (i) Lomas enters into a definitive agreement to effect a Transaction, as hereinafter defined, and (ii) such definitive agreement results in the closing of such Transaction on or before June 30, 1996, Consultant shall be eligible to participate to the extent of $500,000 in the "success bonus" arrangement established by the Compensation Committee of the Board of Directors for senior executives of Lomas in connection with the sale of all or a substantial portion of Lomas. In the context of this Paragraph 2(d), a "Transaction" shall mean a disposition of all or a majority of the stock or assets of Lomas or Lomas Mortgage USA, Inc., whether in the form of a sale, spin-off, joint venture or other similar arrangement, in one transaction or a series of transactions after January 1, 1994.

             (e) It is intended that the termination benefits paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, Lomas will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.

             (f) Consultant expressly acknowledges and agrees that the termination benefits described in this Agreement constitute the only benefits to which Consultant is entitled as a result of Consultant's termination and that upon execution of this Agreement by Consultant and Lomas, the Consulting Agreement shall be null and void.

        3. Non-Competition. During the period from March 2, 1995 through June 30, 1996, Consultant shall not directly or indirectly be or remain employed by, or render services for, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in any business, which is in competition with any business currently conducted by Lomas; provided, however, that no provision of this Paragraph 3 shall in any way restrict Consultant from engaging in the practice of law or the rendering of legal services to anyone in any location. During the period from March 2, 1995 through March 2, 2000, Consultant shall not directly or indirectly participate by or on behalf of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise in any pending or threatened action, claim, suit or proceeding which is or threatens to become adverse to Lomas, or any business currently conducted by Lomas, by or before any state, Federal, foreign, or other court or governmental department, commission, board, bureau, agency or instrumentality .

        4. Confidentiality. Consultant shall not disclose or use for Consultant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Lomas and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Lomas generally, or of any subsidiary or affiliate of Lomas; provided that the foregoing shall not apply to information which is not unique to Lomas or which is generally known to the industry or the public other than as a result of Consultant's breach of this covenant.

        5. Specific Performance. Consultant acknowledges and agrees that Lomas's remedies at law for a breach or threatened breach of any of the provisions of Paragraph 3 or Paragraph 4 would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Lomas, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        6. Fees and Expenses. Lomas agrees, in the event of a dispute between Consultant and Lomas with respect to any of Consultant's rights under this Agreement, to reimburse Consultant for any and all reasonable legal fees and related expenses incurred by Consultant in connection with enforcing such rights if Consultant is successful as to at least part of the disputed claim by reason of arbitration, litigation or settlement.

        7.   Miscellaneous.

             (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
        TEXAS.

             (b) Entire Agreement; Amendments. This Agreement supersedes all prior agreements between Consultant and Lomas relating to Consultant's engagement and the termination thereof, including, without limitation, the Consulting Agreement, and, together with the agreements evidencing the stock options and other awards referred to in Paragraph 2(c), the documents evidencing the benefits to which Consultant and his spouse are entitled pursuant to Paragraphs 2(b) and (d), and the documents relating to the assignment to Consultant's spouse of Policy 2297799 issued by The Great-West Life Assurance Company insuring the life of Consultant, contains the entire understanding of the parties with respect to the termination of Consultant's engagement by Lomas; provided, however, that this Agreement shall not impair any rights or benefits accrued by Consultant under any benefit plan, compensation arrangement or pension, excess retirement or management security plan of Lomas. Except as aforesaid, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

             (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

             (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

             (e) Assignment. This Agreement shall not be assignable by Consultant and shall be assignable by Lomas only with the consent of Consultant, which consent shall not be unreasonably withheld; provided that no such assignment by Lomas shall relieve Lomas of any liability hereunder, whether accrued before or after such assignment.

             (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement shall be submitted to arbitration in Dallas, Texas under the auspices of the American Arbitration Association.

             (g)  Successors; Binding Agreement.

                  (i) Lomas shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of Lomas to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Lomas would be required to perform it if no such succession had taken place.

                  (ii) This Agreement shall inure to the benefit of
             and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

             (h) Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to Lomas shall be directed to the attention of the General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

             (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, Lomas and Consultant have executed this Agreement, each intending to be legally bound hereby.

                                      LOMAS FINANCIAL CORPORATION


                                      By:  /s/ ERIC BOOTH
                                           ---------------------------------
                                           Eric Booth, President &
                                             Chief Executive Officer

                                      Address:     1600 Viceroy Drive
                                                   Dallas, Texas 75235



                                      Consultant


                                      /s/ JESS HAY
                                      --------------------------------------
                                      Jess Hay

                                      Address:     7236 Lupton Circle
                                                   Dallas, Texas 75225